Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces First Quarter Results and Payment of a Cash Dividend

 LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the quarter ended March 31, 2008.  Compared to the first quarter of 2007, net income was $515,000, down 33.9%, resulting in diluted earnings per share of $0.33.  LSB Financial President & CEO, Randolph F. Williams stated, “The current banking environment is extremely challenging, and I am pleased with our recent growth and positive trends.  We are starting to see activity in the real estate market and loans were up $7.1 million, or 2.3%, compared to year-end.  Deposits also increased over $8.5 million, or 3.7%, during the quarter.”

Williams continued, “Largely as a result of the Fed cutting short term interest rates, an unprecedented 3.0% in just six months, the net interest margin for the first quarter of 2008 was down 37 basis points to 3.11% when compared to the previous year.  This translates to a $424,000 decrease in net interest income.  While interest rate changes are out of our control, our managers have done a remarkable job of improving asset quality, growing core deposits, and containing expenses.  At quarter end, non-performing loans totaled $8.3 million or 2.69% of total loans, compared to $10.0 million, or 3.32%, at December 31, 2007 and $12.5 million, or 3.97%, one year ago.”

Williams continued, “Despite the fact that Tippecanoe County’s unemployment rate has been increasing since year end, we are seeing signs of an improving economy.  Our delinquent loans are at a 19-month low, properties are selling at closer to the appraised values and there has been a slowing in the rate of local foreclosures and bankruptcies.  Data from March of this year indicates that Indiana is now 11th in the country in foreclosures, with one out of every 538 households facing foreclosure.  Last year Indiana was ranked in the top three.”

The Company also announced that it will pay a quarterly cash dividend of $0.25 per share to shareholders of record as of the close of business on May 9, 2008 with a payment date of June 6, 2008.  Williams stated, “At slower growth times like this, we are pleased to be able to return equity to our shareholders in the form of a higher dividend.  This is particularly significant based on the current favorable dividend tax rate.”

The closing market price of LSB stock on May 1, 2006 was $18.00 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended March 31, 2008	Year ended December 31, 2007

Cash and due from banks	$1,487	$1,644
Short-term investments	11,852	4,846
Securities available-for-sale	12,992	13,221
Loans held for sale	247	---
Net portfolio loans	303,766	296,908
Allowance for loan losses	3,277	3,702
Premises and equipment, net	6,736	6,815
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	5,671	5,613
Other assets	7,593	8,966
Total assets	354,341	342,010

Deposits	240,560	232,030
Advances from Federal Home Loan Bank	77,256	74,256
Other liabilities	2,338	1,792

Shareholders’ equity	34,187	33,932
Book value per share	$21.92	$22.07
Equity / assets	9.65%	9.92%
Total shares outstanding	1,559,409	1,557,968

Asset quality data:
Non-accruing loans	$6,592	$9,935
Loans past due 90 days still on accrual	1,669	59
Other real estate / assets owned	3,291	3,944
Total non-performing assets	11,552	13,938
Non-performing loans / total loans	2.69%	3.32%
Non-performing assets / total assets	3.26%	4.08%
Allowance for loan losses / non-performing loans	39.67%	37.04%
Allowance for loan losses / non-performing assets	28.37%	26.56%
Allowance for loan losses / total loans	1.07%	1.23%
Loans charged off (quarter-to-date and year-to-date, respectively)	$676	$672
Recoveries on loans previously charged off	1	38

	Three months ended March 31,
Selected operating data:	2008	2007
Total interest income	$5,421	$5,869
Total interest expense	2,878	2,902
Net interest income	2,543	2,967
Provision for loan losses	250	250
Net interest income after provision for loan losses	2,293	2,717
Non-interest income:
Deposit account service charges	396	406
Gain on sale of mortgage loans	16	42
Gain on sale of securities	0	0
Net gain on sale of real estate owned	91	0
Other non-interest income	279	252
Total non-interest income	782	700
Non-interest expense:
Salaries and benefits	1,227	1,190
Occupancy and equipment, net	344	314
Computer service	135	121
Advertising	69	41
Other	558	523
Total non-interest expense	2,333	2,189
Income before income taxes	742	1,228
Income tax expense	227	449
Net income	515	779

Weighted average number of diluted shares	1,560,997	1,612,091
Diluted earnings per share	$0.33	$0.48

Return on average equity	6.03%	8.87%
Return on average assets	0.59%	0.86%
Average earning assets	$327,333	$341,323
Net interest margin	3.11%	3.48%
Efficiency ratio	75.87%	64.06%